Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Monday, July 23, 2007	(713) 651-4300

KEY ENERGY PROVIDES ACTIVITY AND FINANCIAL REPORTING UPDATE,

ANNOUNCES NEW CAPITAL INVESTMENT PLAN

AND SEEKS CREDIT FACILITY AMENDMENT

HOUSTON, TX, July 23, 2007 — Key Energy Services, Inc. (Pink Sheets: KEGS) announced today its rig and trucking hours for the month of June 2007, updated its guidance for 2007 revenues and provided an update on the status of its financial reporting for 2006 and 2007.  In addition, the Company announced that its Board of Directors has approved a new capital investment plan that includes an intended $200 million to $300 million repurchase of its common stock once the Company is current in its financial reporting and also includes geographic-focused acquisitions in its core business.  The Company also announced that it is seeking an amendment to its Senior Credit Facility.

Operations Update

Despite continued historically strong oil and natural gas prices, which have generally resulted in overall strong demand for oilfield services, new capacity in all of the Company’s businesses, especially pressure pumping and to a lesser extent well servicing and fishing and rental services, has started to impact certain of the regional markets in which the Company operates.  Recently, the Company has experienced moderate pricing pressures within the well servicing segment in several regions, including the Gulf Coast and East Texas regions, as well as the Rocky Mountain region where natural gas prices in the field are being negatively impacted by limitations of pipeline capacity to export the gas to other markets.  The Company believes that the pipeline capacity issues will improve in early 2008.  The Company has also been affected by price discounting in the pressure pumping segment while heavy rains and flooding in May and June hampered the Company’s activity levels in all segments in both Texas and Oklahoma.   The oil markets, as well as Appalachia, remain strong.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Commenting on activity levels, Dick Alario, Chairman and CEO, stated, “While most of our markets remain strong and customer spending is expected to continue to be good, additional capacity has resulted in some pricing pressure in several of our regions and may limit our ability to improve margins from the first half of this year as our originally budgeted second half price increases appear to be no longer possible.”

Mr. Alario concluded, “We still anticipate another record year in 2007.  However, the combination of new rig and pumping capacity entering the market in 2007 and pricing pressure in both the well service and pressure pumping segments, low wellhead gas prices in the Rocky Mountains and the weather-impacted months of May and June will make it difficult for us to achieve our prior 2007 revenue guidance of $1.70 to $1.75 billion.  That estimate, which was made in early May, assumed that new capacity entering the industry would be used to replace older, less efficient equipment, and that pricing would be stable.  We now forecast revenue to be closer to $1.65 billion, and this estimate is again made with the assumption that current pricing can be maintained.  We will provide more information regarding our 2007 outlook during our second quarter financial data conference call, which we will host on August 13, 2007.”

	For the month ending
	June 30, 2007	May 31, 2007	June 30, 2006
Working Days	21	22	22
Rig Hours	204,024	207,650	233,399
Trucking Hours	194,297	198,936	203,209

The Company calculates working days as total weekdays for the month less any Company holidays that occur that month. For the month of July 2007, there are 21  working days.

Financial Reporting Update

The Company now intends to contemporaneously file its 2006 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for 2005 and 2006.  The Company previously planned to file the 2006 10-K first, followed by the filing of the 2005 and 2006 Quarterly Reports shortly thereafter.  However, because the quarterly financial information will be completed in conjunction with the audited financial statements for 2004-06, the Company concluded that it was preferable to file all prior year filings at once. The contemporaneous filings are expected to result in a delay of the 2006 10-K filing; however, the Company is targeting a filing of both the 2006 Annual Report on Form 10-K and the 2005 and 2006 Quarterly Reports on Form 10-Q before the end of August.

Commenting on the 10-K filing status, Bill Austin, the Company’s Chief Financial Officer, stated, “The Company and its auditors have been working hard to meet the July 31st filing objective for our 2006 10-K.  While it appears that the 2006 10-K filing will slip into August, it is important to recognize that we will make contemporaneous filings of our 2005 and 2006 10-Q’s.  That will eliminate any lag between the filing of the 2006 annual report and the 2005 and 2006 quarterly reports.”

Mr. Austin concluded, “Very soon we will begin preparation of our 2007 first and second quarter financial statements and our objective is to file them within 45 to 60 days of our 2006 10-K filing.  Assuming we do not encounter any unexpected delays, we will seek relisting on a national exchange during the fourth quarter.”

New Capital Investment Plan

The Company’s Board of Directors and management have adopted a near-term strategy to return capital to shareholders and to make strategic geographic-focused acquisitions to take advantage of the Company’s under-levered balance sheet. Once the Company is current with its financial reporting, the Board intends to initiate a program to repurchase between $200 million and $300 million of the Company’s common stock.   The amount, terms and method of execution of the stock buyback will be determined by the Board once the Company becomes current.  Any buyback program, as well as the amount and timing of the buyback, is subject to market conditions and the Company’s financial condition and liquidity at the time, including (as discussed below) obtaining additional debt financing for the buyback program.  The Company’s Senior Credit Facility currently limits stock repurchases to $250 million.

The plan also contemplates that the Company may make acquisitions that strengthen its presence in selected regional markets.  The Company is currently evaluating a number of acquisition candidates; however, at present the Company has not entered into any definitive acquisition agreements and any acquisition is subject to agreement upon terms, negotiation of definitive documentation, regulatory clearances and other conditions.  The Company expects that these acquisitions would be for cash.  The Company’s ability to complete acquisitions for cash is not affected by its financial reporting status, although the Company’s Senior Credit Facility presently limits the Company to $100 million in cash acquisitions.

The capital investment plan also contemplates that, in accordance with the Board’s prior authorization, the Company will continue to make capital expenditures of approximately $200 million during 2007.

Commenting on the capital investment plan, David Breazzano, Lead Director, stated, “The Board of Directors believes that a balanced approach to both acquisitions and stock repurchases is a good way to enhance shareholder value.  We believe the Company can support additional leverage to finance these initiatives.  Presently, we are limited in our ability to repurchase shares due to the filing status; however, once the Company is current with its financial reporting, and assuming no material deterioration in the Company’s business and financial condition or change in market conditions, we intend to approve and commence a common stock buyback program.”

Mr. Breazzano continued, “The Company is also evaluating a number of acquisition candidates, primarily in the well servicing segment in regions in which the Company operates.  We believe that several of these candidates provide strategic value to the Company and if completed, will strengthen the Company’s market position in several core markets.”

The stock repurchase program and the acquisition program, as well as planned capital expenditures, would be financed through a combination of cash on hand and additional borrowings.  The Company’s cash and short-term investments, which totaled approximately $176.3 million as of June 30, 2007, and the $65.0 million in availability under its revolving credit facility would enable it to finance a portion of the capital investment plan.  However, to complete the capital plan, the Company anticipates that it will have to incur more indebtedness.  The Company can provide no assurance that new debt financing can be obtained or as to the terms and conditions on which it can be obtained.

Bank Amendment Request

The Company is seeking an amendment under its Senior Credit Facility in order to provide the Company with more flexibility.  Specifically, the Company intends to ask the lenders to:

1)              Eliminate the $100 million limitation on acquisitions;

2)              Increase the stock repurchase basket from $250 million to $300 million;

3)              Extend until August 31, 2007, the date by which the Company can file its Annual Report on Form 10-K and the date by which the Company can file its Quarterly Reports on Form 10-Q for 2005 and 2006; and

4)              Extend until October 31, 2007, the date by which the Company can file its Quarterly Reports on Form 10-Q for the quarters ending March 31, 2007 and June 30, 2007.

Commenting on the requested bank amendment, Mr. Austin said, “We are seeking a bank amendment to increase our flexibility with respect to our remaining filings as well as to provide more flexibility to return cash to our stockholders.  We are presently reviewing a number of acquisition opportunities and believe that eliminating the current limitation on acquisitions is a prudent and necessary measure.”

Mr. Alario concluded, “We are excited to be nearing the end of this stage of the financial reporting process and we are eager to take steps necessary to continue to grow our business and return capital to shareholders.  We believe that our new capital investment plan will contribute to additional long-term value creation for all of our shareholders.”

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: uncertainties affecting whether the Company will be able to complete and file financial statements for 2004, 2005 and 2006, and the timing thereof; the risk of possible changes in the scope and nature of, and the time required to complete, the audit of the Company’s 2004, 2005 and 2006 financial statements; risks that the Company will be unable to obtain from its lenders an extension of the deadline for becoming current in its SEC filings; risks that the Company will be unable to complete its new capital investment plan, including that it will be unable to complete acquisitions and integrate acquired operations and that it will be unable to obtain loan covenant modifications and/or new debt financing on acceptable terms and conditions in order to enable it to complete acquisitions or repurchase stock; possible legal consequences of failure to file compliant SEC filings for 2003, 2004 and 2005; risks that the Company will be unable to satisfy the requirements for re-listing on a national stock exchange or the timing thereof; potential impact on operations of the Company’s ongoing process to complete 2004, 2005 and 2006 financial statements; the effect of on-going financial reporting and restatement-related expenses; possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; potential financial or other effects of on-going class action and derivative litigation and litigation with former officers; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, possible over supply of new rigs coming into the market and weather risk; and risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.  Readers should also refer to the section entitled “Risk Factors” in the 2003 Financial and Informational Report filed with a Form 8-K/A on October 26, 2006 for discussion of risks arising from the restatement process and other risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.